Exhibit 99.1
Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
News Release
Intel Reports Second-Quarter 2021 Financial Results
News Summary
▪Second-quarter GAAP revenue of $19.6 billion, flat year over year (YoY), and non-GAAP revenue of $18.5 billion, up 2% YoY, which exceeded April guidance by $700 million.
▪Second-quarter GAAP earnings-per-share (EPS) was $1.24; non-GAAP EPS was $1.28, which exceeded April guidance by $0.23.
▪Exceeded Q2 guidance for revenue, EPS, and gross margin; record Q2 revenue in PC and Mobileye businesses.
▪Raising full-year 2021 guidance. Now expecting GAAP revenue of $77.6 billion and non-GAAP revenue of $73.5 billion; GAAP EPS of $4.09 and non-GAAP EPS of $4.80.1
SANTA CLARA, Calif., July 22, 2021 -- Intel Corporation today reported second-quarter 2021 financial results.
“There’s never been a more exciting time to be in the semiconductor industry. The digitization of everything continues to accelerate, creating a vast growth opportunity for us and our customers across core and emerging business areas. With our scale and renewed focus on both innovation and execution, we are uniquely positioned to capitalize on this opportunity, which I believe is merely the beginning of what will be a decade of sustained growth across the industry,” said Pat Gelsinger, Intel CEO. “Our second-quarter results show that our momentum is building, our execution is improving, and customers continue to choose us for leadership products.”

Q2 2021 Financial Highlights

	GAAP			Non-GAAP
	Q2 2021	Q2 2020	vs. Q2 2020	Q2 2021	Q2 2020	vs. Q2 2020
Revenue ($B)	$19.6	$19.7	flat	$18.5	$18.2	up 2%
Gross Margin	57.1%	53.3%	up 3.8 ppt	59.2%	56.3%	up 2.9 ppt
R&D and MG&A ($B)	$5.3	$4.8	up 11%	$5.1	$4.6	up 11%
Operating Margin	28.3%	28.9%	down 0.6 ppt	31.6%	31.0%	up 0.6 ppt
Tax Rate	11.9%	14.0%	down 2.1 ppt	11.9%	14.1%	down 2.3 ppt
Net Income ($B)	$5.1	$5.1	down 1%	$5.2	$4.9	up 6%
Earnings Per Share	$1.24	$1.19	up 4%	$1.28	$1.14	up 12%
In the second quarter, the company generated $8.7 billion in cash from operations and paid dividends of $1.4 billion.
1 Non-GAAP results and business outlook exclude the NAND memory business, which is subject to a pending divestiture. Year-over-year Non-GAAP comparisons also exclude NAND from 2020 results. Full reconciliations between GAAP and non-GAAP measures are provided below.

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Business Unit Summary

Key Business Unit Revenue and Trends	Q2 2021	vs. Q2 2020
CCG	$10.1 billion	up	6%
DCG	$6.5 billion	down	9%
Internet of Things
IOTG	$984 million	up	47%
Mobileye	$327 million	up	124%
NSG	$1.1 billion	down	34%
PSG	$486 million	down	3%
Second-quarter revenue exceeded April guidance led by continued strength in Intel's Client Computing Group (CCG) and strong recovery in both Intel's Internet of Things Group (IOTG) and the Enterprise portion of its Data Center Group (DCG).
The PC and Mobileye businesses both achieved record Q2 revenue. In the second quarter, PC platform volumes were up 33 percent YoY and Mobileye closed 10 additional design wins for more than 16 million total lifetime units.
Business Highlights
▪Announced a $3.5 billion investment to equip Intel’s New Mexico operations for the manufacturing of advanced semiconductor packaging technologies, including Foveros.
▪Launched 12 new processors for client, including 11th Gen Intel Core with Intel® Iris® Xe graphics and Intel® Xeon® W-11000 series processors with more than 300 designs expected this year.
▪Announced partnership with Microsoft including Intel Bridge Technology to deliver better mobile experiences on Windows-powered PCs.
▪Leading cloud service providers, including Alibaba, Baidu, Microsoft, and Oracle are offering services based on the latest 3rd Gen Intel® Xeon® Scalable (“Ice Lake”) processors.
▪Unveiled the Intel Network Platform and expanded networking leadership product portfolio with new FPGA, software, and Ethernet solutions.
▪Announced partnership with Ericsson to expand cloud radio access network to increase 5G performance.
▪Mobileye and ZF were selected by Toyota Motor Corp to develop advanced driver assistance systems.
▪Announced Mobileye as the only company holding an autonomous vehicle testing permit in New York.
▪Announced new organizational changes and welcomed renowned technologists to strengthen execution and innovation in critical business areas.
As part of its IDM 2.0 strategy, Intel is accelerating its annual cadence of innovation with new advancements in semiconductor process and packaging. Join the public webcast at newsroom.intel.com at 2 p.m. PDT on Monday, July 26, for more information on Intel’s process and packaging roadmaps.

Additional information regarding Intel’s results can be found in the Q2'21 Earnings Presentation available at:
www.intc.com.

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Business Outlook
Intel's guidance for the third quarter and full year includes both GAAP and non-GAAP estimates. Our Non-GAAP measures exclude the NAND memory business, which is subject to a previously-announced pending sale, as well as certain other items. Reconciliations between GAAP and non-GAAP financial measures are included below. Intel's guidance includes a one-time tax benefit to EPS of approximately $0.10 in Q3.

Q3 2021	GAAP	Non-GAAP
	Approximately	Approximately
Revenue	$19.1 billion	$18.2 billion
Gross Margin	53%	55%
Tax rate	4%	4%
Earnings per share	$1.08	$1.10

Full-Year 2021	GAAP	Non-GAAP
	Approximately	Approximately
Revenue	$77.6 billion	$73.5 billion
Gross Margin	54.2%	56.5%
Tax rate	16%	11%
Earnings per share	$4.09	$4.80
Full-year capital spending	$19.0-20.0 billion	$19.0-20.0 billion^
Free cash flow	N/A	$11.0 billion
Actual results may differ materially from Intel’s Business Outlook as a result of, among other things, the factors described under “Forward-Looking Statements” below.
Earnings Webcast
Intel will hold a public webcast at 2 p.m. PDT today to discuss the results for its second quarter of 2021. The live public webcast can be accessed on Intel's Investor Relations website at www.intc.com. The Q2'21 Earnings Presentation, webcast replay, and audio download will also be available on the site.
Intel plans to report its earnings for the third quarter of 2021 on October 21, 2021 promptly after close of market; related materials will be available at www.intc.com. A public webcast of Intel’s earnings conference call will follow at 2 p.m. PDT at www.intc.com.

^ No adjustment on a non-GAAP basis.

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Forward-Looking Statements
Intel’s Business Outlook and other statements in this release that refer to future plans and expectations are forward-looking statements that involve a number of risks and uncertainties. Words such as "anticipates," "expects," "intends," "goals," "plans," "forecasting," "guidance," "believes," "seeks," "estimates," "continues," "committed," "on-track," "aim," "may," "will," "would," "should," "could," "accelerate," "ramp," "deliver," "momentum," "path," "progress," "forecast," "guide," "likely," "future," "potential," "positioned," and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on estimates, forecasts, projections, uncertain events or assumptions, including statements relating to Intel's strategy, manufacturing expansion and investment plans, plans and goals related to Intel’s foundry business, supply expectations including regarding industry shortages, pending transactions including the pending sale of our NAND memory business, total addressable market (TAM) and market opportunity, business plans, future macroeconomic conditions, future impacts of the COVID-19 pandemic, future products and technology and the expected availability and benefits of such products and technology including product ramps, manufacturing goals, plans, and future progress, expectations regarding customers including with respect to designs, orders, and partnerships, projections regarding competitors, and anticipated trends in our businesses or the markets relevant to them, including with respect to future demand and industry growth, also identify forward-looking statements. All forward-looking statements included in this release are based on management's expectations as of the date of this release and, except as required by law, Intel disclaims any obligation to update these forward-looking statements to reflect future events or circumstances. Forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Intel presently considers the following to be among the important factors that can cause actual results to differ materially from the company's expectations.
▪Demand for Intel's products is highly variable and can differ from expectations due to factors including changes in business and economic conditions; customer confidence or income levels, and the levels of customer capital spending; the introduction, availability and market acceptance of Intel's products, products used together with Intel products, and competitors' products; competitive and pricing pressures, including actions taken by competitors; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; changes in customer needs and emerging technology trends; and changes in the level of inventory and computing capacity at customers.
▪Intel's results can vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources, including as a result of ongoing industry shortages of components and substrates; product manufacturing quality/yields; and changes in capital requirements and investment plans. Variations in results can also be caused by the timing of Intel product introductions and related expenses, including marketing programs, and Intel's ability to respond quickly to technological developments and to introduce new products or incorporate new features into existing products, as well as decisions to exit product lines or businesses, which can result in restructuring and asset impairment charges.
▪Intel's results can be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including recession or slowing growth, military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns (including the COVID-19 pandemic), fluctuations in currency exchange rates, sanctions and tariffs, political disputes, changes in government grants and incentives, and continuing uncertainty regarding social, political, immigration, and tax and trade policies in the U.S. and abroad. Results can also be affected by the formal or informal imposition by countries of new or revised export and/or import and doing-business regulations, including changes or uncertainty related to the U.S. government entity list and changes in the ability to obtain export licenses, which can be changed without prior notice.

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▪The COVID-19 pandemic has previously adversely affected significant portions of Intel's business and could have a material adverse effect on Intel's financial condition and results of operations. The pandemic has resulted in authorities imposing numerous measures to try to contain the virus. These measures have impacted and may further impact our workforce and operations, the operations of our customers, and those of our respective vendors, suppliers, and partners. Restrictions on our manufacturing or support operations or workforce, or similar limitations for our vendors and suppliers, can impact our ability to meet customer demand and could have a material adverse effect on us. Restrictions or disruptions of transportation, or disruptions in our customers’ operations and supply chains, may adversely affect our results of operations. The pandemic has caused us to modify our business practices. There is no certainty that such measures will be sufficient to mitigate the risks posed by the virus, and illness and workforce disruptions could lead to unavailability of our key personnel and harm our ability to perform critical functions. The pandemic has significantly increased economic and demand uncertainty. Demand for our products could be materially harmed in the future. The pandemic could lead to increased disruption and volatility in capital markets and credit markets, which could adversely affect our liquidity and capital resources. The degree to which COVID-19 impacts our results will depend on future developments, which are highly uncertain. The impact of the pandemic can also exacerbate other risks discussed in this section.
▪Intel operates in highly competitive industries and its operations have high costs that are either fixed or difficult to reduce in the short term. In addition, we have entered new areas and introduced adjacent products, such as our intention to become a major provider of foundry services, and we face new sources of competition and uncertain market demand or acceptance of our offerings with respect to these new areas and products, and they do not always grow as projected.
▪Intel's expected tax rate is based on current tax law, including current interpretations of the Tax Cuts and Jobs Act of 2017 (TCJA), and current expected income and can be affected by changes in interpretations of TCJA and other laws; changes in the volume and mix of profits earned and location of assets across jurisdictions with varying tax rates; changes in the estimates of credits, benefits, and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.
▪Intel's results can be affected by gains or losses from equity securities and interest and other, which can vary depending on gains or losses on the change in fair value, sale, exchange, or impairments of equity and debt investments, interest rates, cash balances, and changes in fair value of derivative instruments.
▪Product defects or errata (deviations from published specifications) can adversely impact our expenses, revenues, and reputation.
▪We or third parties regularly identify security vulnerabilities with respect to our processors and other products as well as the operating systems and workloads running on them. Security vulnerabilities and any limitations of, or adverse effects resulting from, mitigation techniques can adversely affect our results of operations, financial condition, customer relationships, prospects, and reputation in a number of ways, any of which may be material, including incurring significant costs related to developing and deploying updates and mitigations, writing down inventory value, a reduction in the competitiveness of our products, defending against product claims and litigation, responding to regulatory inquiries or actions, paying damages, addressing customer satisfaction considerations, or taking other remedial steps with respect to third parties. Adverse publicity about security vulnerabilities or mitigations could damage our reputation with customers or users and reduce demand for our products and services.
▪Intel's results can be affected by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, commercial, disclosure, and other issues, as well as by the impact and timing of settlements and dispute resolutions. For example, in the first quarter of 2021, Intel accrued a $2.2 billion charge related to litigation involving VLSI Technology LLC (VLSI). An unfavorable ruling can include monetary damages or an injunction prohibiting us from manufacturing or selling one or more products, precluding particular business practices, impacting our ability to design products, or requiring other remedies such as compulsory licensing of intellectual property.
▪Intel's results can be affected by the impact and timing of closing of acquisitions, divestitures, and other significant transactions. In addition, these transactions do not always achieve our financial or strategic objectives and can disrupt our ongoing business and adversely impact our results of operations. We may not realize the expected benefits of portfolio decisions due to numerous risks, including unfavorable prices and terms; changes in market conditions; limitations due to regulatory or governmental approvals, contractual terms, or other conditions; and potential continued financial obligations associated with such transactions. Risks and uncertainties relating to the pending sale of our NAND memory business to SK hynix are described in our Form 10-K filed with the SEC on January 22, 2021.

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▪The amount, timing, and execution of Intel's stock repurchase program fluctuate based on Intel's priorities for the use of cash for other purposes—such as investing in our business, including operational and capital spending, acquisitions, and returning cash to our stockholders as dividend payments—and because of changes in cash flows, tax laws, and other laws, or the market price of our common stock.
Detailed information regarding these and other factors that could affect Intel's business and results is included in Intel's SEC filings, including the company's most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports. Copies of these filings may be obtained by visiting our Investor Relations website at www.intc.com or the SEC's website at www.sec.gov.
About Intel
Intel (Nasdaq: INTC) is an industry leader, creating world-changing technology that enables global progress and enriches lives. Inspired by Moore’s Law, we continuously work to advance the design and manufacturing of semiconductors to help address our customers’ greatest challenges. By embedding intelligence in the cloud, network, edge and every kind of computing device, we unleash the potential of data to transform business and society for the better. To learn more about Intel’s innovations, go to newsroom.intel.com and intel.com.
© Intel Corporation. Intel, the Intel logo, and other Intel marks are trademarks of Intel Corporation or its subsidiaries. Other names and brands may be claimed as the property of others.

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Intel Corporation
Consolidated Condensed Statements of Income and Other Information

	Three Months Ended		Six Months Ended
(In Millions, Except Per Share Amounts; unaudited)	Jun 26, 2021	Jun 27, 2020	Jun 26, 2021	Jun 27, 2020
Net revenue	$19,631	$19,728	$39,304	$39,556
Cost of sales	8,425	9,221	17,244	17,033
Gross margin	11,206	10,507	22,060	22,523
Research and development	3,715	3,354	7,338	6,629
Marketing, general and administrative	1,599	1,447	2,927	2,988
Restructuring and other charges	346	9	2,555	171
Operating expenses	5,660	4,810	12,820	9,788
Operating income	5,546	5,697	9,240	12,735
Gains (losses) on equity investments, net	295	267	663	156
Interest and other, net	(96)	(29)	(252)	(342)
Income before taxes	5,745	5,935	9,651	12,549
Provision for taxes	684	830	1,229	1,783
Net income	$5,061	$5,105	$8,422	$10,766

Earnings per share—basic	$1.25	$1.20	$2.08	$2.53
Earnings per share—diluted	$1.24	$1.19	$2.06	$2.50

Weighted average shares of common stock outstanding:
Basic	4,049	4,246	4,053	4,256
Diluted	4,084	4,284	4,090	4,298

	Three Months Ended
(In Millions)	Jun 26, 2021	Jun 27, 2020
Earnings per share of common stock information:
Weighted average shares of common stock outstanding—basic	4,049	4,246
Dilutive effect of employee equity incentive plans	35	38
Weighted average shares of common stock outstanding—diluted	4,084	4,284

Stock buyback:
Shares repurchased	—	—
Cumulative shares repurchased (in billions)	5.8	5.5
Remaining dollars authorized for buyback (in billions)	$7.2	$19.7

Other information:
Employees (in thousands)	113.7	110.8

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Intel Corporation
Consolidated Condensed Balance Sheets

(In Millions)	Jun 26, 2021	Dec 26, 2020
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$4,746	$5,865
Short-term investments	3,014	2,292
Trading assets	17,097	15,738
Accounts receivable	7,460	6,782
Inventories
Raw materials	1,010	908
Work in process	5,968	5,693
Finished goods	1,839	1,826
	8,817	8,427
Assets held for sale	5,817	5,400
Other current assets	2,421	2,745
Total current assets	49,372	47,249

Property, plant and equipment, net	58,166	56,584
Equity investments	5,655	5,152
Other long-term investments	1,262	2,192
Goodwill	26,768	26,971
Identified intangible assets, net	8,018	9,026
Other long-term assets	5,356	5,917
Total assets	$154,597	$153,091

Liabilities
Current liabilities
Short-term debt	$3,695	$2,504
Accounts payable	5,917	5,581
Accrued compensation and benefits	3,176	3,999
Other accrued liabilities	12,048	12,670
Total current liabilities	24,836	24,754
Debt	31,714	33,897
Contract liabilities	68	1,367
Income taxes payable	4,172	4,578
Deferred income taxes	3,271	3,843
Other long-term liabilities	5,329	3,614
Stockholders' equity
Common stock and capital in excess of par value, 4,057 issued and outstanding (4,062 issued and outstanding as of December 26, 2020)	26,655	25,556
Accumulated other comprehensive income (loss)	(1,095)	(751)
Retained earnings	59,647	56,233
Total stockholders' equity	85,207	81,038
Total liabilities and stockholders' equity	$154,597	$153,091

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Intel Corporation
Consolidated Condensed Statements of Cash Flows

	Six Months Ended
(In Millions; unaudited)	Jun 26, 2021	Jun 27, 2020

Cash and cash equivalents, beginning of period	$5,865	$4,194
Cash flows provided by (used for) operating activities:
Net income	8,422	10,766
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,862	5,248
Share-based compensation	1,044	941
Restructuring and other charges	2,555	171
Amortization of intangibles	897	865
(Gains) losses on equity investments, net	(555)	(92)
Changes in assets and liabilities:
Accounts receivable	(678)	224
Inventories	(126)	(271)
Accounts payable	425	208
Accrued compensation and benefits	(836)	(1,025)
Prepaid supply agreements	(1,571)	(161)
Income taxes	114	1,203
Other assets and liabilities	(259)	(762)
Total adjustments	5,872	6,549
Net cash provided by operating activities	14,294	17,315
Cash flows provided by (used for) investing activities:
Additions to property, plant and equipment	(7,574)	(6,676)
Additions to held for sale NAND property, plant and equipment	(682)	—
Purchases of available-for-sale debt investments	(2,000)	(4,558)
Maturities and sales of available-for-sale debt investments	2,126	1,303
Purchases of trading assets	(14,637)	(11,429)
Maturities and sales of trading assets	12,936	7,430
Other investing	380	(416)
Net cash used for investing activities	(9,451)	(14,346)
Cash flows provided by (used for) financing activities:
Issuance of long-term debt, net of issuance costs	—	10,247
Repayment of debt and debt conversion	(500)	(2,775)
Proceeds from sales of common stock through employee equity incentive plans	589	512
Repurchase of common stock	(2,415)	(4,229)
Payment of dividends to stockholders	(2,821)	(2,811)
Other financing	(815)	629
Net cash provided by (used for) financing activities	(5,962)	1,573
Net increase (decrease) in cash and cash equivalents	(1,119)	4,542
Cash and cash equivalents, end of period	$4,746	$8,736

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Intel Corporation
Supplemental Operating Segment Results

	Three Months Ended		Six Months Ended
(In Millions)	Jun 26, 2021	Jun 27, 2020	Jun 26, 2021	Jun 27, 2020
Net revenue
Client Computing Group
Platform	$9,397	$8,229	$19,014	$16,941
Adjacent	712	1,267	1,700	2,330
	10,109	9,496	20,714	19,271
Data Center Group
Platform	5,703	6,181	$10,514	$12,608
Adjacent	752	936	1,505	1,502
	6,455	7,117	12,019	14,110
Internet of Things
IOTG	984	670	1,898	1,553
Mobileye	327	146	704	400
	1,311	816	2,602	1,953
Non-Volatile Memory Solutions Group	1,098	1,659	2,205	2,997
Programmable Solutions Group	486	501	972	1,020
All other	172	139	792	205
Total net revenue	$19,631	$19,728	$39,304	$39,556

Operating income (loss)
Client Computing Group	$3,760	$2,842	$7,880	$7,067
Data Center Group	1,941	3,099	$3,214	$6,591
Internet of Things
IOTG	287	70	499	313
Mobileye	109	(4)	256	84
	396	66	755	397
Non-Volatile Memory Solutions Group	402	322	573	256
Programmable Solutions Group	82	80	170	177
All other	(1,035)	(712)	(3,352)	(1,753)
Total operating income	$5,546	$5,697	$9,240	$12,735

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We derive a substantial majority of our revenue from platform products, which are our principal products and considered as one product class. We offer platform products that incorporate various components and technologies, including a microprocessor and chipset, a stand-alone SoC, or a multichip package. Platform products are used in various form factors across our CCG, DCG, and IOTG operating segments. Our non-platform, or adjacent products, can be combined with platform products to form comprehensive platform solutions to meet customer needs.
Revenue for our reportable and non-reportable operating segments is primarily related to the following product lines:
▪CCG includes platforms designed for end-user form factors, focusing on higher growth segments of 2-in-1, thin-and-light, commercial and gaming, and growing adjacencies such as connectivity and graphics.
▪DCG includes workload-optimized platforms and related products designed for cloud service providers, enterprise and government, and communications service providers market segments. In 2021, the DCG operating segment includes the results of our Intel® Optane™ memory business.
▪IOTG includes high-performance compute solutions for targeted verticals and embedded applications in market segments such as retail, industrial, healthcare, and vision.
▪Mobileye includes development of computer vision and machine learning-based sensing, data analysis, localization, mapping, and driving policy technology for advanced driver assistance systems (ADAS) and autonomous driving.
▪NSG includes development of storage solutions using our innovative Intel® 3D NAND technology, primarily used in SSDs. In 2021, the NSG operating segment no longer includes the results of our Intel Optane memory business.
▪PSG includes programmable semiconductors, primarily FPGAs and structured ASICs, and related products for communications, cloud and enterprise, and embedded market segments.
We have sales and marketing, manufacturing, engineering, finance, and administration groups. Expenses for these groups are generally allocated to the operating segments.
We have an "all other" category that includes revenue, expenses, and charges such as:
▪results of operations from non-reportable segments not otherwise presented;
▪historical results of operations from divested businesses;
▪results of operations of start-up businesses that support our initiatives, including our foundry business;
▪amounts included within restructuring and other charges;
▪a portion of employee benefits, compensation, and other expenses not allocated to the operating segments; and
▪acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill.

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Intel Corporation
Supplemental Platform Revenue Information

	Q2 2021	Q2 2021	YTD 2021
	compared to Q1 2021	compared to Q2 2020	compared to YTD 2020
Client Computing Group
Desktop platform volumes	3%	15%	5%
Desktop platform average selling prices	(3)%	(5)%	(5)%
Notebook platform volumes	(8)%	40%	47%
Notebook platform average selling prices	6%	(17)%	(20)%
Adjacent revenue	(28)%	(44)%	(27)%

Data Center Group
Platform volumes	12%	(1)%	(7)%
Platform average selling prices	5%	(7)%	(10)%
Adjacent revenue	—%	(20)%	—%

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Intel Corporation
Explanation of Non-GAAP Measures
In addition to disclosing financial results in accordance with U.S. GAAP, this document contains references to the non-GAAP financial measures below. We believe these non-GAAP financial measures provide investors with useful supplemental information about our operating performance, enable comparison of financial trends and results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business and measuring our performance. Certain of these non-GAAP financial measures are used in our performance-based RSUs and our annual cash bonus plan.
Our non-GAAP financial measures reflect adjustments based on one or more of the following items, as well as the related income tax effects where applicable. Income tax effects have been calculated using an appropriate tax rate for each adjustment. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP, and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

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Non-GAAP adjustment or measure	Definition	Usefulness to management and investors
NAND memory business	Our NAND memory business is subject to a pending sale to SK hynix, as announced in October 2020.
We exclude the impact of our NAND memory business in certain non-GAAP measures because these adjustments reflect how management currently views the core operations of the company. While the sale of the NAND memory business is still pending and subject to closing conditions, management does not currently view the business as part of the company’s core operations or its long-term strategic direction. We believe these adjustments provide investors with a useful view, through the eyes of management, of the company’s core business model and how management currently evaluates core operational performance. We believe they also provide investors with an additional means to understand the potential impact of the divestiture over time. In making these adjustments, we have not made any changes to our methods for measuring and calculating revenue or other financial statement amounts.

Acquisition-related adjustments	Amortization of acquisition-related intangible assets consists of amortization of intangible assets such as developed technology, brands, and customer relationships acquired in connection with business combinations. Charges related to the amortization of these intangibles are recorded within both cost of sales and MG&A in our U.S. GAAP financial statements. Amortization charges are recorded over the estimated useful life of the related acquired intangible asset, and thus are generally recorded over multiple years.	We exclude amortization charges for our acquisition-related intangible assets for purposes of calculating certain non-GAAP measures because these charges are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. These adjustments facilitate a useful evaluation of our current operating performance and comparison to our past operating performance and provide investors with additional means to evaluate cost and expense trends.
Restructuring and other charges	Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements. Other charges include a charge related to the VLSI litigation, goodwill and asset impairments, pension charges, and costs associated with restructuring activity.	We exclude restructuring and other charges, including any adjustments to charges recorded in prior periods, for purposes of calculating certain non-GAAP measures because these costs do not reflect our core operating performance. These adjustments facilitate a useful evaluation of our core operating performance and comparisons to past operating results and provide investors with additional means to evaluate expense trends.
Gains (losses) from divestiture	Gains or losses are recognized at the close of a divestiture.	We exclude gains or losses resulting from divestitures for purposes of calculating certain non-GAAP measures because they do not reflect our current operating performance. These adjustments facilitate a useful evaluation of our current operating performance and comparisons to past operating results.
Ongoing mark-to-market on marketable equity securities	After the initial mark-to-market adjustment is recorded upon a security becoming marketable, gains and losses are recognized from ongoing mark-to-market adjustments of our marketable equity securities.	We exclude these ongoing gains and losses for purposes of calculating certain non-GAAP measures because we do not believe this volatility correlates to our core operational performance. These adjustments facilitate a useful evaluation of our current operating performance and comparisons to past operating results.
Free cash flow	We reference a non-GAAP financial measure of free cash flow, which is used by management when assessing our sources of liquidity, capital resources, and quality of earnings. Free cash flow is operating cash flow adjusted to exclude additions to property, plant and equipment.
This non-GAAP financial measure is helpful in understanding our capital requirements and provides an additional means to evaluate the cash flow trends of our business. In calculating free cash flow, we do not subtract additions to held for sale NAND property, plant and equipment because the additions are not representative of our long-term capital requirements and we expect these assets to be sold.

Intel/Page 15
Intel Corporation
Supplemental Reconciliations of GAAP Actuals to Non-GAAP Actuals
Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP, and the reconciliations from U.S. GAAP to Non-GAAP actuals should be carefully evaluated. Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustments made to the comparable U.S. GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

	Three Months Ended
(In Millions, Except Per Share Amounts)	Jun 26, 2021	Jun 27, 2020
GAAP net revenue	$19,631	$19,728
NAND memory business	(1,098)	(1,544)
Non-GAAP net revenue	$18,533	$18,184

GAAP gross margin	$11,206	$10,507
Acquisition-related adjustments	314	302
NAND memory business	(544)	(566)
Non-GAAP gross margin	$10,976	$10,243

GAAP gross margin percentage	57.1%	53.3%
Acquisition-related adjustments	1.6%	1.5%
NAND memory business	0.5%	1.4%
Non-GAAP gross margin percentage[1]	59.2%	56.3%

GAAP R&D and MG&A	$5,314	$4,801
Acquisition-related adjustments	(52)	(50)
NAND memory business	(142)	(143)
Non-GAAP R&D and MG&A	$5,120	$4,608

GAAP operating income	$5,546	$5,697
Acquisition-related adjustments	366	352
Restructuring and other charges	346	9
NAND memory business	(402)	(423)
Non-GAAP operating income	$5,856	$5,635

GAAP operating margin	28.3%	28.9%
Acquisition-related adjustments	1.9%	1.8%
Restructuring and other charges	1.8%	—%
NAND memory business	(0.3)%	0.4%
Non-GAAP operating margin[1]	31.6%	31.0%

GAAP tax rate	11.9%	14.0%
Income tax effects	—%	0.1%
Non-GAAP tax rate	11.9%	14.1%

GAAP net income	$5,061	$5,105
Acquisition-related adjustments	366	352
Restructuring and other charges	346	9
Ongoing mark-to-market on marketable equity securities	(138)	(165)
NAND memory business	(402)	(423)
Income tax effects	(19)	23
Non-GAAP net income	$5,214	$4,901
[1] Our reconciliations of GAAP to non-GAAP gross margin and operating margin percentage reflect the exclusion of our NAND memory business from net revenue.

Intel/Page 16

	Three Months Ended
(In Millions, Except Per Share Amounts)	Jun 26, 2021	Jun 27, 2020
GAAP earnings per share—diluted	$1.24	$1.19
Acquisition-related adjustments	0.09	0.08
Restructuring and other charges	0.08	—
Ongoing mark-to-market on marketable equity securities	(0.03)	(0.04)
NAND memory business	(0.09)	(0.10)
Income tax effects	(0.01)	0.01
Non-GAAP earnings per share—diluted	$1.28	$1.14

Three Months Ended
(In Millions)	Jun 26, 2021
GAAP cash from operations	$8,746
Additions to property, plant and equipment	(3,601)
Free cash flow	$5,145
GAAP cash used for investing activities	$(6,904)
GAAP cash provided by (used for) financing activities	$(2,288)

Intel/Page 17
Intel Corporation
Supplemental Reconciliations of GAAP Outlook to Non-GAAP Outlook
Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP, and the financial outlook prepared in accordance with U.S. GAAP and the reconciliations from this Business Outlook should be carefully evaluated.
Please refer to "Explanation of Non-GAAP Measures" in this document for a detailed explanation of the adjustments made to the comparable U.S. GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

(In Billions, Except Per Share Amounts)	Q3 2021 Outlook	Full-Year 2021
	Approximately	Approximately
GAAP net revenue	$19.1	$77.6
NAND memory business	(0.9)	(4.1)
Non-GAAP net revenue	$18.2	$73.5

GAAP gross margin	53.1%	54.2%
Amortization of acquisition-related intangible assets	1.6%	2.1%
NAND memory business	0.2%	0.2%
Non-GAAP gross margin[1]	55.0%	56.5%

GAAP tax rate	4%	16%
Income tax effects	—%	(6)%
Non-GAAP tax rate	4%	11%

GAAP earnings per share—diluted	$1.08	$4.09
Acquisition-related adjustments	0.09	0.45
Restructuring and other charges	0.01	0.64
(Gains) losses from divestiture	—	(0.24)
Ongoing mark-to-market on marketable equity securities	—	0.04
NAND memory business	(0.08)	(0.40)
Income tax effects	—	0.22
Non-GAAP earnings per share—diluted	$1.10	$4.80
1 Our reconciliation of GAAP Outlook to non-GAAP Outlook gross margin percentage reflects the exclusion of our NAND memory business from net revenue.

(In Billions)	Full-Year 2021
GAAP cash from operations	$30.5
Additions to property, plant and equipment	$19.5
Free cash flow	$11.0